NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by PowerShares Exchange-Traded Fund Trust II (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

PowerShares KBW International Financial Portfolio (suspended: 2/19/2014) symbol: KBWX

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that, on February 25, 2014, the issuer liquidated the securities listed above at a rate of $24.97404 per unit. Accordingly, trading in the issue was suspended before the opening on the date specified above.